EXHIBIT 99.1

CONTACT:	Lynne Allan Union State Bank (845) 365-4636 lallan@unionstate.com

For Immediate Release

Union State Bank Promotes Francis X. Sansone to Executive Vice President and Chief Credit Officer

Orangeburg, NY (October 2005) - Raymond J. Crotty President of Union State Bank is pleased to announce the appointment of Francis X. Sansone to Executive Vice President and Chief Credit Officer. Mr. Sansone will have responsibility for all credit policies bank wide, by managing credit administration, loan servicing, appraisals, quality control, commercial loan processing and collections.   Mr. Sansone is responsible for maintaining a high level of credit quality and compliance with bank lending policies, procedures and laws. He has been appointed to the Bank’s Management Committee and will chair the Management Loan Committee.

“Frank has over thirty years of commercial credit experience, his degree of professionalism and experience exemplifies the type of management the Bank requires for the future growth of our Company.” noted Mr. Crotty.

Mr. Sansone joined Union State Bank in 1994 as a Vice President, Assistant to now President, Raymond J. Crotty. He was promoted to Senior Vice President, Credit Administration Manager in 1997 with overall responsibility for several key commercial lending support areas.

Mr. Sansone started his banking career in 1972 with Nanuet National Bank where he served as a commercial lender.  Mr. Sansone later held several senior commercial lending positions within the banking industry at First National Bank of Highland and at the Savings Bank of Rockland.

Mr. Sansone has been active over the years in various business and community organizations to include the Rockland Economic Development Corp., Rockland County Builder’s Association, Rockland YMCA and Rockland County Boy Scouts. He currently resides in Suffern, New York with his wife; they have four grown children.

Union State Bank is a full service New York State chartered, commercial bank with approximately $3 billion in assets. The Bank was founded in 1969 in Rockland County where it is headquartered and has the number one market share. In addition to its branches in Westchester and Rockland Counties, it has one location each in Stamford, CT, Manhattan and Goshen, NY. Union State Bank is a subsidiary of U.S.B. Holding Co., Inc., whose common stock is listed on the New York Stock Exchange, trading under the symbol “UBH”. Further information on Union State Bank can be found by logging on to www.unionstate.com.